Exhibit 10.4
EXECUTION VERSION
TRANSPORTATION SERVICES AGREEMENT
(SLC Short Haul Pipelines)
     This TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is dated as of April 26, 2011, by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”) and Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”), each individually a “Party” and collectively referred to as “Parties.”
RECITALS
     WHEREAS, TLO owns three short-haul crude petroleum pipelines (the “Crude Pipelines”), depicted on Schedule A as Items No. 1 and 2, which connect to terminals or manifolds operated by interstate crude petroleum pipeline companies;
     WHEREAS, TLO also owns two short-haul petroleum product pipelines (the “Products Pipelines”, and together with the Crude Pipelines, the “Short Haul Pipelines”), depicted on Schedule A as Item No. 3, which connect to a petroleum products terminal or manifold that is owned by another company;
     WHEREAS, each of the Short Haul Pipelines provides services only to TRMC as direct support for the operations of TRMC’s refinery located in Salt Lake City, Utah (the “SLC Refinery”), and none of the Short Haul Pipelines are designed, located or configured to provide services to any customer other than TRMC or to provide transportation services for any locations other than the SLC Refinery and TRMC’s storage tank farm, also located in Salt Lake City, Utah (the “Storage Facility”);
     WHEREAS, TLO intends to provide transportation services with respect to crude petroleum and refined petroleum products delivered by TRMC on the Short Haul Pipelines, subject to and upon the terms and conditions of this Agreement; and
     WHEREAS, TLO will agree to operate and maintain the Short Haul Pipelines in good working order and ship crude petroleum on the Crude Pipelines and refined petroleum products for TRMC on the Products Pipelines that collectively comprise the Short Haul Pipelines, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties to this Agreement hereby agree as follows:
1. DEFINITIONS
The definitions set forth below shall apply whenever a capitalized term specified below is used in this Agreement.
     “Agreement” has the meaning set forth in the Preamble.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

     “Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
     “bpd” means Barrels per day.
     “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
     “Capacity Expansion” has the meaning set forth in Section 2(b)(ii).
     “Capacity Resolution” has the meaning set forth in Section 13(c).
     “Commencement Date” has the meaning set forth in Section 3.
     “Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
     “Credit” has the meaning set forth in Section 6.
     “Crude Pipelines” has the meaning set forth in the Recitals.
     “Excess Barrels” means, with respect to any Month, all Barrels of crude petroleum and refined petroleum products shipped by TRMC on the Short Haul Pipelines during such Month in excess of the Minimum Throughput Commitment.
     “Extension Period” has the meaning set forth in Section 4.
     “First Offer Period” has the meaning set forth in Section 11(d).
     “Force Majeure” means circumstances not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome that prevent performance of TLO’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.
     “Force Majeure Notice” and “Force Majeure Period” each have the meaning set forth in Section 12(a).
     “FERC” means the Federal Energy Regulatory Commission.

     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     “Minimum Throughput Commitment” means an aggregate volume of 54,000 bpd of crude petroleum and petroleum products combined per Month; provided however, that the Minimum Throughput Commitment during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.
     “Minimum Throughput Capacity” has the meaning set forth in Section 2(b)(i).
     “Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.
     “Notice Period” has the meaning set forth in Section 14.
     “Party” and “Parties” each have the meaning set forth in the Preamble.
     “Partnership Change of Control” means Tesoro Corporation ceases to Control the general partner of Tesoro Logistics LP.
     “Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
     “Products Pipelines” has the meaning set forth in the Recitals.
     “Receiving Party Personnel” has the meaning set forth in Section 19(d).
     “Restoration” has the meaning set forth in Section 13(b)(2).
     “Segment” means each of the five separate Short Haul Pipelines including (i) each of the Crude Pipelines that transport crude petroleum to the Storage Facility from the Plains All American Crude Terminal and the Chevron Crude Products Terminal and (ii) each of the Products Pipelines that transport petroleum products from the TRMC Salt Lake City Refinery to the Chevron Products Terminal, all as depicted in the diagram in Schedule A of this Agreement.
     “Shortfall Payment” has the meaning set forth in Section 6.
     “Short Haul Pipelines” has the meaning set forth in the Recitals.
     “SLC Refinery” has the meaning set forth in the Recitals.
     “Storage Facility” has the meaning set forth in the Recitals.
     “Suspension Notice” has the meaning set forth in Section 14.
     “Term” and “Initial Term” each have the meaning set forth in Section 4.

     “Termination Notice” has the meaning set forth in Section 12(a).
     “Transportation Fee” has the meaning set forth in Section 5(a).
     “Transportation Right of First Refusal” has the meaning set forth in Section 11(d).
     “TLO” has the meaning set forth in the Preamble.
     “TRMC” has the meaning set forth in the Preamble
     “TRMC Termination Notice” has the meaning set forth in Section 12(b).
2. VOLUME COMMITMENT; RESERVED CAPACITY
     (a) Minimum Throughput Commitment. Each Month during the Term, TRMC shall ship the Minimum Throughput Commitment on the Short Haul Pipelines, or, in the event it fails to do so, shall remit to TLO the Shortfall Payment pursuant to Section 6 below. TRMC shall be deemed to have shipped its Minimum Throughput Commitment if the aggregate quantity of crude petroleum and refined petroleum products that TRMC ships on the Short Haul Pipelines in any Month equals at least the Minimum Throughput Commitment, regardless of the particular Segments on which those shipments are made.
     (b) Minimum Throughput Capacity.
     (i) Minimum Throughput Capacity. TLO represents to TRMC that as of the Commencement Date, the average throughput capacity of each Segment is set forth on Schedule B (the “Minimum Throughput Capacity”). TLO agrees to reserve the entire throughput capacity of each Segment (including any increase in the throughput capacity of any Segment in connection with a Capacity Expansion) for throughput by TRMC. TLO shall maintain the average throughput capacity of each Segment at no less than the Minimum Throughput Capacity.
     (ii) Capacity Expansion. TRMC may at any time make a written request to TLO to increase the throughput capacity of any Segment or to construct any new pipelines between the SLC Refinery, the Storage Facility or any local third party terminals (a “Capacity Expansion”), and shall include in such written request the parameters and specifications of the requested Capacity Expansion. Upon the receiving such a request, TLO shall promptly evaluate the relevant factors related to such request, including, without limitation: engineering and design criteria, limitations affecting such Capacity Expansion and any related tankage, cost and financing factors and the effect of such Capacity Expansion on the overall operation of the Short Haul Pipelines. If TLO determines that such a Capacity Expansion is operationally and commercially feasible, TLO shall present a proposal to TRMC concerning the design of such Capacity Expansion, its projected costs and how such costs might be funded by or recovered from TRMC. If TLO determines that such a Capacity Expansion is not commercially or operationally feasible, it shall provide TRMC with an explanation of and justification for why it made such determination. If TLO notifies TRMC that the Capacity Expansion may be commercially and operationally feasible, the Parties shall negotiate reasonably and in good faith to determine appropriate terms and conditions for the Capacity Expansion, which shall include, without limitation, the scope of the Capacity Expansion, the appropriate timing for constructing the Capacity Expansion and a mechanism for TLO to recover its costs, plus a reasonable return on capital associated with such Capacity Expansion, which may include, without limitation, direct funding of all or part of the costs by TRMC, an increase in Transportation Fee and/or an increase in the Minimum Throughput Commitment.

3. COMMENCEMENT DATE
The Parties anticipate that the “Commencement Date” will be April 26, 2011. The actual Commencement Date shall be the date specified by TLO in a written notice to TRMC. The Parties agree that there are a number of factors that may affect the actual Commencement Date. Consequently, neither Party shall have any right or remedy against the other Party if the actual Commencement Date is earlier or later than the anticipated Commencement Date.
4. TERM
The initial term of this Agreement shall commence on the Commencement Date and shall continue through April 30, 2021 (the “Initial Term”); provided, however, that TRMC may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than ninety (90) days prior to the end of the Initial Term or the then-current Extension Period. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term”.
5. TRANSPORTATION FEES AND REIMBURSEMENT FOR CAPITAL EXPENDITURES
     (a) Transportation Fees. TRMC agrees to pay to TLO a fee of $0.25 per Barrel (the “Transportation Fee”) for all Barrels of crude petroleum and refined petroleum products shipped by TRMC on the Short Haul Pipelines. TLO shall not increase the Transportation Fee during the Term of this Agreement except as specifically set forth in paragraphs (b), and (c) of this Section.
     (b) Index-Based Changes. All fees set forth in this Agreement shall be increased on July 1 of each year of the Term, by a percentage equal to the greater of zero or the positive change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics.
     (c) Other Surcharges and Reimbursements. TRMC shall reimburse TLO for, or TLO shall be permitted to charge TRMC an additional monthly surcharge for, the following:
(i)	The costs that TLO incurs in complying with any new Applicable Laws that affect the services provided by TLO to TRMC under this Agreement; provided, that (A) compliance by TLO with any such new law or regulation requires substantial unanticipated capital expenditures by TLO, (B) TLO has made good faith efforts to mitigate the effect of any such law or regulation and (C) TLO has negotiated in good faith with TRMC in order to agree on the level of any surcharge;
(ii)	All taxes (other than income taxes, gross receipt taxes and similar taxes) that TLO specifically incurs on TRMC’s behalf for the services TLO provides to TRMC under this Agreement, if such reimbursement is not prohibited by law; and
(iii)	Actual costs of any capital expenditures TLO agrees to make at TRMC’s request, including those provided for under Section 13 below.
6. PAYMENTS
     (a) Monthly Shortfall Payment. If, during any Month, actual shipments by TRMC on the Short Haul Pipelines are less than the Minimum Throughput Commitment, then TRMC shall pay to TLO,

in addition to Transportation Fee owed for actual barrels shipped during such Month, an amount equal to (i) the amount of such shortfall (in Barrels) multiplied by (ii) the Transportation Fee (the “Shortfall Payment”). The dollar amount of any Shortfall Payment included in the monthly invoice described in Section 6(c) below and paid by TRMC shall be posted as a credit to TRMC’s account (the “Credit”), and such Credit shall be applied in subsequent monthly invoices against amounts owed by TRMC for Transportation Fees on Excess Barrels shipped on the Short Haul Pipelines during any of the succeeding three (3) Months. Credits will be applied in the order in which such Credits accrue and any portion of the Credit that is not used by TRMC during the succeeding three (3) Months will expire (e.g., a Credit which accrues in January will be available in February, March and April, will expire at the end of April, and must be applied prior to applying any Credit which accrues in February).
     (b) Monthly Reconciliation. At the end of each Month, TLO will calculate the total fees that TRMC incurred for shipments on the Short Haul Pipelines during such Month as follows:
(i)	the Transportation Fee owed by TRMC for actual barrels shipped during such Month; less
(ii)	any applicable Credits, provided, however, that the Credits applied in any Month shall not exceed the amount of Transportation Fees allocable for such Month to Excess Barrels; plus
(iii)	any applicable Shortfall Payment for such Month; plus
(iv)	any monthly surcharges payable for such Month pursuant to Section 5(c).
     (c) Invoice. TLO will invoice TRMC monthly providing its calculations of all the items set forth above, and all amounts owed shall be due and payable no later than ten (10) days after TRMC’s receipt of TLO’s invoice. Any past due payments owed by TRMC to TLO shall accrue interest, payable on demand, at the rate of eight percent (8%) per annum from the due date of the payment through the actual date of payment.
7. TRANSPORTATION SERVICES; VOLUME LOSSES
     (a) The services provided by TLO pursuant to this Agreement shall only consist of the transportation of crude petroleum and refined petroleum products on the Short Haul Pipelines.
     (b) TLO shall have no obligation to measure volume gains or losses of petroleum in the normal course of transportation, and shall have no liability to TRMC for physical losses of crude petroleum or petroleum products, except for losses resulting from gross negligence, willful misconduct or breach of this Agreement by TLO or its employees, agents or contractors.
8. EXCLUSIVE SERVICE
In order to effectuate the underlying objectives of this Agreement, TLO agrees as follows:
     (a) Subject to Applicable Law, during the Term, each Segment of the Short Haul Pipelines shall be dedicated exclusively to the use of TRMC, and TLO shall not use any Segment to provide services for any third party, except upon specific directions from TRMC.
     (b) Subject to Force Majeure and required maintenance and repairs and the other provisions hereunder, TLO shall make each active Segment continuously available to TRMC at all times, and shall ship all volumes of crude petroleum and products nominated by TRMC for shipment in such Segment upon request. TLO and TRMC shall coordinate shipment schedules with each other and with connecting pipelines, and TLO shall not be obligated to make any shipment at any time when a connecting pipeline is not prepared to deliver or receive it, as applicable, it being understood that TRMC shall be primarily responsible for nominating receipts and deliveries to third party pipeline carriers. In the event that TLO must remove a Segment from active service for repair or maintenance, then TLO shall provide TRMC with as much advance notice as possible under the circumstances, and the Parties shall cooperate to minimize the impact of such downtime on operation of the SLC Refinery.
     (c) In the event TLO is required to file a tariff with the FERC or any other Governmental Authority with respect to the Short Haul Pipelines, to the maximum extent permitted under Applicable Law, TLO shall ensure that any such tariffs do not prejudice any of TRMC’s rights under the terms of this Agreement.
9. REGULATORY MATTERS
     (a) As of the date of this Agreement, the shipment of crude petroleum and refined petroleum products on the Short Haul Pipelines are not subject to regulation by the State of Utah.
     (b) TLO has filed a request with the FERC for a determination that the Short Haul Pipelines are not subject to FERC jurisdiction. In the event the shipment of crude petroleum or refined petroleum products on the Short Haul Pipelines are determined by the FERC to be subject to FERC regulation, TLO shall file with the FERC and diligently pursue a request for exemption from FERC filing and reporting requirements for the Short Haul Pipelines. TRMC agrees that it will not, during the Term, challenge or assist others in challenging TLO’s requested exemption from FERC regulation. If the FERC confirms that the Short Haul Pipelines are not subject to regulation, then TLO shall not take any further actions that would require any Segment to subsequently become subject to regulation by the FERC, except as required by Applicable Law.
     (c) In the event that the FERC asserts jurisdiction over the shipment of crude petroleum or refined petroleum products on the Short Haul Pipelines, the Parties agree to negotiate in good faith to adjust the terms of this Agreement and the Transportation Fee to conform to FERC requirements and to preserve, to the extent possible, each Party’s economic benefits under this Agreement. The Parties further agree that in the event TLO is required to file a tariff with the FERC with respect to any of the Short Haul Pipelines, TLO will first obtain the agreement of TRMC to the rates, terms and conditions of any such tariff, consistent with FERC ratemaking principles, which shall not cause TRMC’s aggregate fees for shipping the minimum throughput commitment to exceed the amount payable for such shipments under the terms stated herein.
     (d) The Parties are entering into this Agreement in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affect the crude petroleum or refined petroleum products to be throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of crude petroleum or petroleum products hereunder or the ownership, operation or condition of the Storage Facility. Each Party shall fully comply with all Applicable Law associated with such Party’s respective performance hereunder and the maintenance and operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement, shall immediately be modified to conform the action or obligation so adversely affected to the requirements Applicable Law, and all other provisions of this Agreement shall remain effective.

     (e) If during the Term, any new Applicable Law becomes effective or any existing Applicable Law are or its interpretations is materially changed, which change is not addressed by another provision of this Agreement and has a material adverse economic impact upon a Party either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
10. LIMITATION ON LIABILITY
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “special damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.
11. TERMINATION; RIGHT TO ENTER INTO NEW AGREEMENT
     (a) A Party shall be in default under this Agreement if:
     (i) the Party materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; or
     (ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.
     (b) If any of the Parties is in default as described above, then (A) if TRMC is in default, TLO may or (B) if TLO is in default, TRMC may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement; and/or (3) pursue any other remedy at law or in equity, including the remedies of TRMC set forth below.
     (c) Upon termination of this Agreement for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 12 or Section 14, TRMC shall have the right to require TLO to enter into a new transportation services agreement with TRMC that (i) is consistent with the terms set forth in this Agreement, and (ii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however; that the term of any such new transportation services agreement shall not extend beyond April 30, 2031.
     (d) In the event that TLO proposes to enter into a transportation services agreement with a third party upon termination of this Agreement for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 12 or Section 14, TLO shall give TRMC 90 days’ prior written notice of any proposed new transportation services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “First Offer Period”) in which TRMC may make a good faith offer to enter into a new transportation agreement with TLO (the “Transportation Right of First Refusal”). If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such transportation services agreement during the First Offer Period, then TLO shall be obligated to enter into a transportation services agreement with TRMC on the terms set forth above. If TRMC does not exercise its Transportation Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party transportation services agreement. If no third party agreement is consummated during such ninety-day period, the terms and conditions of this Section 11(d) shall again become effective.
     (e) Upon termination or expiration of this Agreement, TRMC shall promptly remove all of its crude petroleum and refined petroleum products from the Short Haul Pipelines within thirty (30) days of such termination or expiration.
12. FORCE MAJEURE
     (a) As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the particular Segment or Segments of the Short Haul Pipelines that are affected by the Force Majeure and the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 13 below, at any time after TLO delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement relating to the affected Segment, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure ends prior to the expiration of such twelve (12)-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 12(a) to terminate this Agreement as a result of a Force Majeure with respect to any machinery, storage, tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration under Section 13.
     (b) Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TLO (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TLO notifies TRMC that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such TRMC Termination Notice had never been given.
     (c) Subject to Section 13 below, TLO’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure that prevents TLO from shipping the Minimum Throughput Commitment. If, for reasons of Force Majeure, TLO is prevented from shipping volumes equal to the full Minimum Throughput Commitment, then TRMC’s obligation to ship the Minimum Throughput Commitment and pay the Shortfall Payment shall be reduced to the extent that TLO is prevented from shipping the full Minimum Throughput Commitment. At such time as TLO is capable of shipping volumes equal to the Minimum Throughput Commitment, TRMC’s obligation to ship the full Minimum Throughput Commitment shall be restored. In addition, if TRMC is prevented from receiving crude petroleum from the Crude Pipelines as a result of a Force Majeure event affecting the

Storage Facility or other facilities owned by TLO, its obligation to ship the Minimum Throughput Commitment shall be reduced accordingly. TLO agrees that it shall declare a Force Majeure if TLO is prevented from shipping volumes equal to the full Minimum Throughput Commitment due to the inability of any pipeline connecting to the Short Haul Pipelines to supply or accept crude petroleum or refined petroleum products, as applicable.
13. CAPABILITIES OF SHORT HAUL PIPELINES
     (a) Interruptions of Service. TLO shall use reasonable commercial efforts to minimize the interruption of service on the Short Haul Pipelines and any Segment thereof. TLO shall promptly inform TRMC of any anticipated partial or complete interruption of service which is projected to extend more than twenty-four (24) hours on any part of the Short Haul Pipelines affecting TLO’s ability to receive or deliver crude petroleum or refined petroleum products on any Segment of the Short Haul Pipelines, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TLO is taking to resume full operations, provided that TLO shall not have any liability for any failure to notify, or delay in notifying, TRMC of any such matters except to the extent TRMC has been materially prejudiced or damaged by such failure or delay.
     (b) Maintenance and Repair Standards.
     (i) Subject to Force Majeure, interruptions for routine repair and maintenance consistent with customary crude petroleum and refined petroleum products pipeline standards, and any applicable regulatory requirements, TLO shall accept for shipment on the Short Haul Pipelines in accordance with pipeline industry standards all crude petroleum and refined petroleum products that TRMC requests TLO to transport. Further, TLO shall maintain and repair all portions of the Short Haul Pipelines in accordance with pipeline industry standards and in a manner which allows the Short Haul Pipelines to be capable, subject to Force Majeure, of shipping, storing and delivering volumes of crude petroleum and refined petroleum products which are no less than the Minimum Throughput Capacity.
     (ii) If for any reason, including without limitation a Force Majeure event, the throughput capacity of any Segment of the Short Haul Pipelines should fall below the Minimum Throughput Capacity, then (A) during such period of reduced throughput capacity, TRMC’s obligation to ship the Minimum Throughput Commitment and pay the Shortfall Payment shall be reduced as described in Section 12(c) above and (B) within a reasonable period of time after the commencement of such reduction, TLO shall make repairs to and/or replace the affected portion of the Short Haul Pipelines to restore the capacity of each Segment to the required Minimum Throughput Capacity (“Restoration”). Except as provided below in Sections 13(c) and 13(d), all such Restoration shall be at TLO’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of TRMC, its employees, agents or customers.
     (iii) Notwithstanding the above provisions, except pursuant to a Capacity Expansion requested by TRMC, TLO shall not be required to install any additional pumping capacity or other improvements on the Crude Pipelines to facilitate shipment of a heavier grade of crude petroleum than has historically been shipped to the Storage Facility for use in the SLC Refinery. Upon request by TRMC for upgraded capacity for shipment of heavier crude petroleum grades in connection with a Restoration, the Parties shall negotiate in good faith arrangements whereby TLO will install suitable upgrades to the Crude Pipelines, consistent with Applicable Law, accepted pipeline design and operating procedures that will allow shipment of volumes of such heavier crude petroleum commensurate with historical volumes of lighter crude petroleum shipments, with TRMC to reimburse TLO for associated capital costs and increased operating costs, as otherwise provided herein.
     (c) Capacity Resolution. In the event of the failure of TLO to maintain any Segment of the Short Haul Pipelines at its Minimum Throughput Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity on the affected portion of the Short Haul Pipelines which will, among other things, specify steps to be taken by TLO to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation industry standards and shall take into consideration TLO’s economic considerations relating to costs of the repairs and TRMC’s requirements concerning the operation of the SLC Refinery. In the event that TRMC’s economic considerations justify incurring additional costs to restore the Short Haul Pipelines in a more expedited manner than the time schedule determined in accordance with the preceding sentence, TRMC may require TLO to expedite the Restoration to the extent reasonably possible, subject to TRMC’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein TRMC agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 12(a) above so long as such Restoration is completed with due diligence, and TRMC shall pay such portion to TLO in advance based on an estimate conforming to reasonable engineering standards applicable to petroleum or products pipelines, as applicable. Upon completion, TRMC shall pay the difference between the actual portion of Restoration costs to be paid by TRMC pursuant to this Section 13(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of TLO’s invoice therefor, or, if appropriate, TLO shall pay TRMC the excess of the estimate paid by TRMC over TLO’s actual costs as previously described within thirty (30) days after completion of the Restoration.
     (d) TRMC’s Right To Cure. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the SLC Refinery, TLO either (i) refuses or fails to meet with TRMC within the period set forth in Section 13(c), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 13(c) or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, TRMC may, as its sole remedy for any breach by TLO of any of its obligations under Section 13(c), require TLO to complete a Restoration of the affected portions of the Short Haul Pipelines. Any such Restoration required under this Section 13(d) shall be completed by TLO at TRMC’s cost. TLO shall use commercially reasonable efforts to continue to provide transportation of crude petroleum and refined petroleum products tendered by TRMC while such Restoration is being completed. Any work performed by TLO pursuant to this Section shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with all applicable laws, rules and/or regulations. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the SLC Refinery, TRMC may exercise any remedies available to it under this Agreement (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TLO of the applicable provisions of this Agreement, including, without limitation, the obligation to make Restorations described herein.
14. SUSPENSION OF SLC REFINERY OPERATIONS

     (a) In the event that TRMC decides to permanently or indefinitely suspend refining operations at the SLC Refinery for a period that shall continue for at least twelve (12) consecutive Months, TRMC may provide written notice to TLO of TRMC’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time after TRMC has publicly announced such suspension and, upon the expiration of the twelve (12) Month period following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If TRMC publicly announces, more than two Months prior to the expiration of the Notice Period, its intent to resume operations at the SLC Refinery, then the Suspension Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.
     (b) If refining operations at the SLC Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then TRMC shall remain liable for Shortfall Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. TRMC shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the SLC Refinery due to a planned turnaround or scheduled maintenance. Shortfall Payments due for each Month during which TRMC does not ship any volumes on the Short Haul Pipelines will be equal to (i) the Minimum Throughput Commitment multiplied by (ii) the Transportation Fee.
15. INDEMNITIES
     (a) Notwithstanding anything else contained in this Agreement, TLO shall release, defend, protect, indemnify, and hold harmless TRMC from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TRMC and, as applicable, its customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC and, as applicable, its customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for in Section 7); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for in Section 7), and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TLO in connection with the ownership or operation of the Short Haul Pipelines and the services provided hereunder, and, as applicable, its carriers, customers (other than TRMC), representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TRMC due to violations of this Agreement by TLO, or, as applicable, its customers (other than TRMC), representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TRMC FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TRMC.
     (b) Notwithstanding anything else contained in this Agreement, TRMC shall release, defend, protect, indemnify, and hold harmless TLO and, and each of its respective affiliates, officers, directors, shareholders, agents, employees, successors-in-interest, and assignees from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TLO and, as applicable, its carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO and, as applicable, its carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses provided for in Section 7); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses provided for in Section 7), and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the acts and omissions of TRMC, in connection with TRMC’s and its customers’ use of the Short Haul Pipelines and the services provided hereunder, and, as applicable, its customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TLO due to violations of this Agreement by TRMC, or, as applicable, its Carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS TLO FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TLO. For the avoidance of doubt, nothing herein shall constitute a release by TRMC of any volume losses that are caused by the TLO’s gross negligence, breach of this Agreement or willful misconduct.
16. ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL
     (a) TRMC shall not assign any of its rights or obligations under this Agreement without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that TRMC may assign this Agreement without TLO’s consent in connection with a sale by TRMC of the SLC Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.
     (b) TLO shall not assign any of its rights or obligations under this Agreement without TRMC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) TLO may assign this Agreement without TRMC’s consent in connection with a sale by TLO of the Short Haul Pipelines so long as the transferee: (A) agrees to assume all of TLO’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TLO in its reasonable judgment; and (C) is not a competitor of TRMC; and (ii) TLO shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for TLO.
     (c) Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
     (d) TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control, TRMC shall have the option to extend the Term of this Agreement as provided in Section 4. TLO shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.
17. NOTICE
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express,

UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) if by e-mail one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
If to TRMC, to:
Tesoro Refining and Marketing Company
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Ralph J. Grimmer, Vice President, Logistics
phone: (210) 626-4379
fax: (210) 745-4631
email: Ralph.J.Grimmer@tsocorp.com
If to TLO, to:
Tesoro Logistics Operations LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: Charles S. Parrish, General Counsel
phone: (210) 626-4280
fax: (210) 745-4494
email: charles.s.parrish@tsocorp.com
For all other notices and communications:
Attention: Victoria R. Somers, Contracts Administrator — Logistics
phone: (210) 626-6390
fax: (210) 745-4490
email: victoria.r.somers@tsocorp.com
or to such other address or to such other person as either Party will have last designated by notice to the other Party.
18. INSURANCE
     (a) At all times during the Term of this Agreement and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, TRMC shall maintain at its expense the below listed insurance in the amounts specified below which are minimum requirements. Such insurance shall provide coverage to TLO and such policies, other than Worker’s Compensation Insurance, shall include TLO as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement. All such insurance shall be written with carriers and underwriters acceptable to TLO, and eligible to do business in the State of Utah and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that TRMC may procure worker’s compensation insurance from the State of Utah. All limits listed below are required MINIMUM LIMITS:
(i)	Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of Utah, in limits not less than statutory requirements;
(ii)	Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;
(iii)	Commercial General Liability Insurance, including contractual liability insurance covering Carrier’s indemnity obligations under this Agreement, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TLO or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement by TRMC;
(iv)	Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by TRMC or by Applicable Law from time to time. Coverage must assure compliance with Sections 29 and 30 of the Motor Carrier Act of 1980 and all applicable rules and regulations of the Federal Highway Administration’s Bureau of Motor Carrier Safety and Interstate Commerce Commissioner (Form MCS 90 Endorsement). Limits of liability for this insurance must be in accordance with the financial responsibility requirement of the Motor Carrier Act, but not less than $1,000,000 per occurrence;
(v)	Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;
(vi)	Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; clean up costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and
(vii)	Property Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover TRMC’s owned property; including personal property of others.
     (b) All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TLO, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
     (c) Upon execution of this Agreement and prior to the operation of any equipment by TRMC, TRMC will furnish to TLO, and at least annually thereafter (or at any other times upon request by

TLO) during the Term of this Agreement (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TLO and shall provide that there will be no material change in or cancellation of the policies unless TLO is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TLO prior to policy expiration.
     (d) TRMC shall be solely responsible for any deductibles or self-insured retention.
19. CONFIDENTIAL INFORMATION
     (a) Obligations. Each Party shall use reasonable efforts to retain the other Partys’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 19. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
          (i) is available, or becomes available, to the general public without fault of the receiving Party;
          (ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TLO that was in the possession of TRMC or any of its affiliates as a result of their ownership or operation of the Short Haul Pipelines prior to the Commencement Date);
          (iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
          (iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 19, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
     (b) Required Disclosure. Notwithstanding Section 19(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

     (c) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 19, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
     (d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
     (e) Survival. The obligation of confidentiality under this Section 19 shall survive the termination of this Agreement for a period of two (2) years.
20. MISCELLANEOUS
     (a) Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
     (b) Entire Agreement. This Agreement, together with the Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
     (c) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.
     (d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
     (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
     (f) No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
     (g) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.
     (h) Schedules. Each of the Schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO REFINING AND MARKETING COMPANY
By:	/s/ Gregory J. Goff
	Name:	Gregory J. Goff
	Title:	President

TESORO LOGISTICS OPERATIONS LLC By: TESORO LOGISTICS LP, its sole member

By: TESORO LOGISTICS GP, LLC, its general partner

By:	/s/ Phillip M. Anderson
	Name:	Phillip M. Anderson
	Title:	President

Signature Page to
SCL Short Haul Pipelines
Transportation agreement

SCHEDULE A

Schedule B
Crude Oil Pipeline Segments:
16” pipeline from Plains All American Pipeline to Storage Facility: 87,600 bpd
10” pipeline from Chevron Crude Products Terminal to Storage Facility: 30,000 bpd. The Parties acknowledge that this Line is currently idle, and is available for use only as a backup in the event of repairs or maintenance to or disruption of operation other pipelines and shall not be required for normal operations so long as the other two Crude Oil Pipeline Segments remain operational.
8” pipeline from Chevron Crude Products Terminal to Storage Facility: 30,000 bpd
Products Pipeline Segments:
6” diesel pipeline from SLC Refinery to Chevron Products Terminal: 30,000 bpd
8” gasoline pipeline from SLC Refinery to Chevron Products Terminal: 42,000 bpd